UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 10, 2012 (July 6, 2012)

 PERICOM SEMICONDUCTOR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-27026 (Commission File Number)	77-0254621 (I.R.S. Employer Identification No.)

3345 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 435-0800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 6, 2012, Pericom Semiconductor Corporation (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) to purchase a building to serve as its new corporate headquarters located in Milpitas, California for $7.7 million from Barber Lane Investors, LLC (the “Seller”). Pursuant to the Agreement, the Company will acquire (i) the building located at 1545 Barber Lane, Milpitas, California consisting of approximately 85,040 square feet of space, (ii)  title to the real property of approximately 4.5 acres upon which the building is located, (iii) personal property located in the building which is owned by the Seller and used in the operation and maintenance of the building and (iv) leases and other intangible property related to the building and real property. The Company has deposited $500,000 in escrow in connection with the pending transaction. The deposit may be retained by the Seller if applicable closing conditions are satisfied and the Company fails to close the transaction. The Company expects to incur additional costs in connection with the transaction, including transfer taxes and other fees and expenses.

The transaction is subject to certain customary closing conditions and provides certain termination rights to the Company and the Seller. The Company currently expects to close the transaction in the third quarter of 2012 but there is no guarantee that the Company will close the transaction as scheduled or at all.

Cautionary Statement Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements relating to, among other things, our purchase of the property and the expected timing for closing this acquisition. Our actual results could differ materially from those predicted or implied. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company and the Seller to satisfy applicable closing conditions under the Agreement. Undue reliance should not be placed on the forward-looking statements in this Form 8-K, which are based on information available to us on the date hereof. We assume no obligation to update such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERICOM SEMICONDUCTOR CORPORATION

By:  /s/ Aaron Tachibana

        Aaron Tachibana

        Chief Financial Officer

Date: July 10, 2012

2